Exhibit 99.1
April 3, 2006
DTE Energy schedules Business Update meeting
     DETROIT – Details of DTE Energy’s long-term growth strategy will highlight a Business Update meeting for analysts and investors in New York at 8:30 a.m. April 6.
     Anthony F. Earley Jr., DTE Energy chairman and CEO, and Gerard M. Anderson, DTE Energy president, also will provide an update on its Performance Excellence Process, designed to improve customer satisfaction, reduce costs and increase efficiency. David Meador, DTE Energy executive vice president and CFO, will present a financial update.
     The meeting will be webcast live at www.dteenergy.com/investors. People interested in listening to the meeting may dial toll-free (888) 889-3918; the passcode is 1721718 and the leader is Anthony Earley. The webcast replay will be available on the DTE Energy website at www.dteenergy.com/investors later that day.
     DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at www.dteenergy.com.
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For further information, members of the media may call:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts, for further information:

Marc Siwak	Dan Miner
(313) 235-8030	(313) 235-8030